As filed with the Securities and Exchange Commission on August 19, 2014

Registration No. 333-129887

Registration No. 333-183224

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8 Registration No. 333-129887

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-183224

UNDER

THE SECURITIES ACT OF 1933

SPORT CHALET, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-4390071
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One Sport Chalet Drive

La Cañada Flintridge, California 91011

(Address of Principal Executive Offices including Zip Code)

2004 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Copy To:

Craig L. Levra Sport Chalet, Inc. One Sport Chalet Drive La Cañada Flintridge, California 91011 (818) 949-5300	Thomas Kennedy Versa Capital Management, LLC Cira Centre 2929 Arch Street Philadelphia, PA 19104 (215) 609-3400

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Form S-8 Registration Statements of Sport Chalet, Inc., a Delaware corporation (“Sport Chalet”) (collectively, the “Registration Statements”):

•	Registration Statement No. 333-129887, filed with the United States Securities and Exchange Commission (the “SEC”) on November 22, 2005, registering 3,537,514 shares of Sport Chalet’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), and 268,750 shares of Sport Chalet’s Class B Common Stock, par value $0.01 per share (together with the shares of Class A Common Stock, the “Shares”), under the 2004 Equity Incentive Plan (the “2004 Plan”); and

•	Registration Statement No. 333-183224, filed with the SEC on August 10, 2012, registering 600,000 shares of Class A Common Stock under the 2004 Plan.

Sport Chalet is filing this Post-Effective Amendment to its Registration Statements to withdraw and remove from registration the unissued and unsold securities issuable by Sport Chalet pursuant to the above-referenced Registration Statements.

Pursuant to the Agreement and Plan of Merger, dated as of June 30, 2014, by and among Vestis Retail Group, LLC, a Delaware limited liability company (“Vestis”), Everest Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Sport Chalet (as amended on August 3, 2014, the “Merger Agreement”), on August 19, 2014, Merger Sub merged with and into Sport Chalet (the “Merger”), with Sport Chalet surviving as a wholly owned subsidiary of Vestis. Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each Share then outstanding (other than any (i) Shares owned by Vestis, Merger Sub or Sport Chalet (as treasury stock or otherwise) or any of their respective direct or indirect subsidiaries or affiliates and (ii) Shares held by holders who have not voted in favor of adoption of the Merger Agreement and who have properly exercised appraisal rights of such Shares in accordance with Section 262 of the DGCL) was converted into the right to receive $1.20 per Share, without interest thereon, less any applicable withholding taxes.

As a result of the consummation of the transactions contemplated by the Merger Agreement, Sport Chalet has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by Sport Chalet in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, Sport Chalet hereby removes and withdraws from registration any and all securities of Sport Chalet registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Cañada Flintridge, State of California, on this 19th day of August, 2014.

SPORT CHALET, INC.

By:	/s/ Craig L. Levra
Name:	Craig L. Levra
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark Walsh
Mark Walsh	President	August 19, 2014

/s/ Keith Spirgel
Keith Spirgel	Chief Financial Officer	August 19, 2014

/s/ Paul Halpern
Paul Halpern	Director	August 19, 2014

/s/ Raymond C. French
Raymond C. French	Director	August 19, 2014

/s/ William R. Quinn
William R. Quinn	Director	August 19, 2014